Exhibit 5.1

Matthew Browne +1 858 550 6045 mbrowne@cooley.com

March 15, 2021

BTRS Holdings Inc.
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648

Ladies and Gentlemen:

We have acted as counsel to BTRS Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 32,226,039 shares (the “Shares”) of the Company’s Class 1 Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 1,185,114 shares of Common Stock issuable pursuant to the Company’s 2003 Stock Incentive Plan (the “2003 Plan”), (b) 13,962,065 shares of Common Stock issuable pursuant to the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”), (c) 1,452,623 shares of Common Stock issuable pursuant to the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and (d) 15,626,237 shares of Common Stock issuable pursuant to the Company’s 2020 Equity Incentive Plan (together with the 2003 Plan, 2014 Plan and 2020 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

COOLEY LLP   4401 EASTGATE MALL   SAN DIEGO, CA   92121
T: (858) 550-6000  F: (858) 550-6420  COOLEY.COM

March 15, 2021
Page Two

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Matthew Browne
Matthew Browne

COOLEY LLP   4401 EASTGATE MALL   SAN DIEGO, CA   92121
T: (858) 550-6000  F: (858) 550-6420  COOLEY.COM